January 28, 2021

Jon Barker

Re:	280G Best-Net Agreement

Dear Jon:

As you know, Sportsman’s Warehouse Holding, Inc. (the “Company”) has entered into that certain definitive Agreement and Plan of Merger, dated December 21, 2020 (“Transaction Agreement”), by and between the Company, Great Outdoors Group, LLC (the “Buyer”) and Phoenix Merger Sub I, Inc., pursuant to which the Company will be acquired by Buyer (the “Transaction”). You are a party to an Employment Agreement with the Company dated May 11, 2018 (your “Employment Agreement”). Should the Transaction close, it (and certain other transactions in connection with, or deemed in connection with, the Transaction) could cause the Company to make certain payments to you that, depending on the circumstances, could constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code (the “Code”). In that event, such payments could trigger certain negative tax consequences for you.

By executing this letter agreement, you and the Company agree as follows:

Possible Cut-Back. Notwithstanding anything to the contrary contained in your Employment Agreement or any other agreement between you and the Company or any other document or agreement (whether written or oral), to the extent that any payments and benefits provided to you, or for your benefit, under your Employment Agreement or any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless you have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, to the extent that a reduction in Benefits is required pursuant to the foregoing the Company shall reduce or eliminate amounts which are payable first from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation. Any determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this letter agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or consulting firm of national reputation designated by the Company at the Company’s expense (the “Determination”).

This letter agreement does not modify any other terms of any agreement between you and the Company or any of its affiliates except as expressly set forth above. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Utah without regard to the conflicts of laws principles thereof. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If this letter agreement accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter agreement and return it to me.

We appreciate your dedication to the Company.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

/s/ Robert Julian

By: Robert Julian

Title: Chief Financial Officer

Accepted and Agreed:

By:/s/ Jon Barker

Jon Barker